CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the use in this Registration Statement of Ainsworth Lumber Co. Ltd. on Form F-4 of our report dated February 14, 2004 appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP
Independent Registered Chartered Accountants
Vancouver, British Columbia
June 1, 2004.